Exhibit 99.1

FOR IMMEDIATE RELEASE: 05/02/22

ARROW ELECTRONICS, INC. NAMES SEAN J. KERINS PRESIDENT AND CHIEF EXECUTIVE OFFICER SUCCEEDING MICHAEL J. LONG WHO WILL BECOME EXECUTIVE CHAIRMAN OF THE BOARD OF DIRECTORS

CENTENNIAL, Colo. – Arrow Electronics, Inc. (NYSE:ARW) today announced Sean J. Kerins as president and chief executive officer (CEO), effective 06/01/22, succeeding Michael J. Long who, effective 06/01/22, will become executive chairman of the Arrow board of directors. Additionally, Arrow Electronics, Inc. today announced Kerins will join the Arrow board of directors effective following the Annual Meeting of Shareholders on 05/11/22.

Kerins, a nearly 15-year veteran of Arrow, served as chief operating officer since December 2020. Prior to that he served as president of Arrow’s global enterprise computing solutions business since 2014, and previously president of the North American region for that business. Before joining Arrow in 2007, Kerins spent ten years at EMC in sales and professional services roles, as well as progressively senior roles at Coopers & Lybrand Consulting, also serving as an industrial engineer at General Motors.

Kerins holds a bachelor’s degree in engineering from Syracuse University and a Master of Business Administration degree from Northwestern University’s Kellogg School of Management.

“I am honored to lead this company into the future,” said Kerins. “It truly has been a privilege to work with Mike and the talented Arrow team for the past almost 15 years. I look forward to our continued focus on driving profitable growth and value creation for our shareholders, suppliers, customers, and employees.”

“Sean’s leadership and proven track record at Arrow make him the ideal executive to succeed Mike Long,” said Barry W. Perry, lead independent director of the Arrow board of directors. “Our commitment to multi-year succession planning provides continuity for our shareholders, customers, suppliers, and employees.”

“Further, we are pleased Mike will become executive chairman of the Arrow board of directors ensuring his decades-long leadership and mentorship at Arrow and extraordinary performance as chairman, president and CEO continue to inform Arrow’s strategy for the benefit of our shareholders,” said Perry.

“It has been an honor to work with the exceptional team at Arrow over the course of my career,” said Long. “Talent and succession management are central to our strategy. After a thoughtful and multi-year succession process, I am delighted Sean has been named president and CEO. I am confident in his leadership to guide Arrow into the future, and I look forward to continuing to serve on the Arrow board of directors.”

About Arrow Electronics

Arrow Electronics guides innovation forward for over 220,000 leading technology manufacturers and service providers. With 2021 sales of $34 billion, Arrow develops technology solutions that improve business and daily life. Learn more at fiveyearsout.com.

Media Contact

Arrow Electronics, Inc.

John Hourigan

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